Exhibit 16.01

November 23, 2005

United States Securities and Exchange Commission

450 Fifth Street, N.W.

Washington D. C. 20549

Ladies and Gentlemen:

We have read item 4.01 of Form 8-K of WorldGate Communications, Inc. dated November 23, 2005 and are in agreement with the statements regarding Grant Thornton LLP contained in the first sentence of the first paragraph and in the second, third and fourth paragraphs. We are not in a position to agree or disagree with any other comments in item 4.01.

/s/ Grant Thornton LLP